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                                                                   EXHIBIT 4.48

                  ROBINSON PROPERTY GROUP LIMITED PARTNERSHIP,
                        A MISSISSIPPI LIMITED PARTNERSHIP

               INTERCOMPANY SENIOR SECURED NOTE DUE JUNE 15, 2000

$50,000,000                                                  New York, New York
Note Number: RPG-104                                           October 31, 1997


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               FOR VALUE RECEIVED, Robinson Property Group Limited Partnership
(the "Company"), a Mississippi limited partnership with its principal place of business located at 1021 Casino Center Drive, Robinsonville, Mississippi 38664, hereby promises to pay, jointly, severally and solidarily, to the order of Horseshoe Gaming, L.L.C. (the "Payee"), a Delaware limited liability company with its principal place of business located at 4024 Industrial Road, Las Vegas, Nevada 89103, or its registered assigns, the principal amount of FIFTY MILLION DOLLARS ($50,000,000), or such lesser amount as shall equal the aggregate unpaid principal amount of this Note, and to pay interest thereon, as provided herein. This Note is referred to herein individually as this "Note" and, collectively, together with any other Notes which may be issued pursuant to Section 5 hereof, as the "Notes." Certain capitalized terms used in this Note are defined in
Section 11 below.

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               THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER
FEDERAL OR STATE SECURITIES LAWS OR UNLESS THE PROPOSED TRANSACTION IS
REGISTERED OR QUALIFIED AS REQUIRED.

               THIS SECURITY IS SUBJECT TO REPURCHASE IF THE OWNERSHIP OF THIS SECURITY BY ANY PERSON OR ENTITY WILL PRECLUDE, INTERFERE WITH, THREATEN OR DELAY THE ISSUANCE, MAINTENANCE, EXISTENCE OR REINSTATEMENT OF ANY GAMING OR LIQUOR LICENSE, OR PERMIT OR APPROVAL OF ANY GAMING AUTHORITY OR RESULT IN THE IMPOSITION OF BURDENSOME TERMS ON SUCH LICENSE, PERMIT OR APPROVAL.

               THIS SECURITY IS SUBJECT TO REPURCHASE BY THE COMPANY, IN THE EVENT THE MISSISSIPPI GAMING COMMISSION (OR ITS SUCCESSOR) FINDS THAT THE BENEFICIAL OWNER OF SUCH SECURITY IS UNSUITABLE TO BE CONNECTED WITH A LICENSED GAMING ENTERPRISE. REFERENCE IS MADE TO SECTION 75-76-233 OF THE MISSISSIPPI GAMING CONTROL ACT AND REGULATION II(F)(2) OF THE REGULATIONS OF THE MISSISSIPPI GAMING COMMISSION FOR A COMPLETE DESCRIPTION OF THE FOREGOING RESTRICTIONS.


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               1. Payments of Interest. Interest (computed on the basis of a
360-day year of twelve 30 day months) on the unpaid principal amount shall be payable at the rate of 9.39% per annum from the date hereof, payable semi-annually in arrears on each June 15 and December 15 of each year, commencing on December 15, 1997, until said principal amount shall have become due and payable.

               2. Payments of Principal.

               2.1 Optional Redemption. The Notes may be redeemed, in whole or in part, on a pro rata basis, at any time or from time to time, at the option of the Company at 100% of the outstanding principal amount hereof, together with interest accrued thereon to the date fixed for such optional redemption, without premium or penalty. Upon receipt of any redemption payment, the holder of this Note (the "Holder"; together with the holders of other Notes, the "Holders") shall make a notation on this Note of such payment received and shall provide the Company with evidence acceptable to the Company that the payment has been received by the Holder and so noted.

               2.2    Mandatory Redemptions.

               a. The Company shall be required to apply 100% of Cash Flow Available for Redemption to redeem the Notes, in inverse order of maturity, on a pro rata basis; in each case at 100% of the principal amount of Notes so to be redeemed, together with accrued interest thereon to the date of such redemption, within 45 days of the end of each of the Company's first three fiscal quarters and within 75 days after the end of each of the Company's fiscal years. The end of year redemption payment shall take account of all payments made in the preceding three quarters and appropriate adjustments shall be taken.

               b. The remaining outstanding principal balance of the Notes plus all interest accrued thereon is due in full on June 15, 2000.

               c. The Company will give written notice of any redemption of the Notes pursuant to paragraph (a) of this Section 2.2 to the Holders of Notes not less than 30 days, nor more than 60 days, prior to the date fixed for such redemption in such notice, which notice shall specify the principal amount of the Notes so to be redeemed, together with the amount of interest accrued thereon, and the date fixed for such redemption.

               2.3    Redemption Pursuant to Gaming Laws.

               a. Subject to the provisions of subsection (b) below with regard to the Mississippi Gaming Commission and notwithstanding any other provision of this Agreement, if the ownership of this Note by any person or entity will preclude, interfere with, threaten or delay the issuance, maintenance, existence or reinstatement of any gaming or liquor license, or permit or approval of any Gaming Authority, or result in the imposition of burdensome terms or




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conditions on such license, permit or approval, as determined by any
Governmental Authority or the general partner of the Company (including, without limitation, such Holder failing to qualify or to be found suitable under applicable Gaming Laws), such Holder shall be obligated, at the request of the Company, to dispose of this Note (subject to any restrictions on the transfer of this Note set forth herein or otherwise provided by applicable law and subject to any approvals by any Gaming Authority that may be required) within thirty
(30) days (or such other time period required by any Gaming Authority) after receipt of notice of such determination by any Governmental Authority or the general partner (in which event the Company shall have no obligation to pay any interest to such Holder), and if this Note is not so disposed of within the required period, the Company shall have the right to redeem such Holder's Note at a redemption price equal to the principal amount of this Note, without accrued interest, if any. Any Holder or beneficial owner of this Note that is required to qualify or be found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such application therefor.

               b. Each Holder, by accepting this Note, shall be deemed to have agreed (to the extent permitted by applicable law) that if the Mississippi Gaming Commission requires that a person who is a Holder or beneficial owner of this Note must be licensed or found suitable under applicable gaming laws, such Holder or beneficial owner shall apply for a license or a finding of suitability within the required time period. If such Holder fails to apply or become licensed or is not found suitable, the Company may elect, at its option (i) to require such Holder to dispose of this Note or beneficial interest therein within 10 days of receipt of notice of the Company's election or such time as may be ordered by the Mississippi Gaming Commission, or (ii) to redeem this Note at a price equal to the principal amount of this Note, excluding accrued and unpaid interest from the date the Mississippi Gaming Commission serves notice to the Company of a determination of unsuitability to the redemption date, in accordance with applicable law.

               c. Any redemption notice given by the Company under this Section
2.3 shall state (i) that this Note is being called for redemption as a result of the Holder's or beneficial owner's status under the relevant Gaming Laws, (ii) the redemption date, (iii) the redemption price and (iv) the place or places where this Note is to be surrendered for payment of the redemption price.

               3. Repurchase of Notes at the Option of the Holder Upon a Change of Control.

               a. In the event that a Change of Control has occurred, each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder's Notes on the date that is no later than thirty (30) Business Days after the occurrence of such Change of Control (the "Change of Control Payment Date"), at a cash price equal to one hundred one percent (101%) of the principal amount thereof (the "Change of Control Offer Price"), plus accrued and unpaid interest, if any, to and including the Change of Control Payment Date.




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               b. In the event that, pursuant to this Section 3, the Company shall be required to commence a Change of Control Offer, the Company shall deliver a notice to each of the Holders, which shall govern the terms of any Change of Control Offer and shall state:

                        (i) that the Change of Control Offer is being made pursuant to this Section 3 and that all Notes or portions thereof tendered on or prior to the Change of Control Payment Date will be accepted for payment;

                        (ii) the Change of Control Offer Price (including the amount of accrued and unpaid interest) and the Change of Control Payment Date;

                        (iii) that any Note, or portion thereof, not tendered or accepted for payment will continue to accrue interest;

                        (iv) that the tender of any Note, or portion thereof, shall be irrevocable; and

                        (v) a brief description of the events resulting in such Change of Control.

               c. On the Change of Control Payment Date, the Company shall redeem all Notes, or parts thereof, tendered in response to the Change of Control Offer.

               4. Security Interest. The obligations of the Company under the Notes to the Payee, as Payee of the Notes, and to the holders of the Senior Secured Credit Facility Notes and the Senior Notes, as assignees of the Notes are secured, inter alia, by (a) the Tunica County Deed of Trust granting a first mortgage in all of the land in Tunica County, Mississippi on which the Horseshoe Tunica Casino is located, all such other land owned by the Company which is included on an exhibit to the Tunica County Deed of Trust and all personal property used in connection with such real property, (b) the Tunica County Second Deed of Trust, (c) the Tunica County Preferred Ship Mortgage, (d) the Tunica County Second Ship Mortgage, (e) the Tunica County Security Agreement and
(f) the Tunica County Second Security Agreement.

               5. Registration, Transfer and Exchange of Notes. The Company will keep at its principal executive office a note register in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), it will provide for the registration and transfer of this Note.

               This Note may not be sold, transferred, pledged or hypothecated unless the proposed transaction does not require registration or qualification under the Securities Act or an applicable state securities or blue sky law or unless an exemption from such registration is available. The transferor of this Note shall be required to deliver an opinion as to the applicable exception in connection with any such transfer. The transferee of this Note shall be required to deliver an acknowledgment of Section 2.3.




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               The Company shall not be required to register any transfer of this Note if the Company reasonably believes such transferee would not be approved as a transferee by the relevant Gaming Authority.

               The Holder of this Note, at such Holder's option, may surrender the same for transfer or exchange either at the principal executive office of the Company or at the place of payment named herein, accompanied in the case of a transfer or assignment by a written instrument of transfer or assignment in form satisfactory to the Company duly executed by the registered Holder thereof or by such Holder's attorney duly authorized in writing. In case any Holder shall so request the transfer, assignment or exchange of this Note, the Company, at its expense, will execute and deliver (in each case insured to your reasonable satisfaction) in exchange therefor one or more new Notes, as may be requested by such Holder, in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Notwithstanding the foregoing, Notes may not be issued in denominations of less than $50,000 (except if the entire outstanding principal balance of the Notes of such Holder is less than $50,000, in which case one Note for the entire outstanding principal amount of the Notes of such Holder may be issued).

               The Company and any agent of the Company may treat the Holder in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of the principal of and premium (if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue.

               Notwithstanding anything contained herein to the contrary, the provisions of this Section 5 shall not apply in connection with any of the transactions contemplated by the HG Note Assignment.

               6. Reserve Accounts. The Company may retain in a separate account (the "Construction Reserve Account") an amount not in excess of $15 million, to be utilized by the Company for the construction of additional hotel rooms and an entertainment facility at the Horseshoe Tunica Casino (the "Construction Project"). The amount which may be held in the Construction Reserve Account will be reduced as the Company utilizes funds for the Construction Project. In addition, the Company may retain in a separate account (the "Operating Reserve Account") as an operating reserve, an amount not in excess of $5 million. If the balance of the Operating Reserve Account shall at any time be reduced below $5 million, additional Available Cash Flow may be credited to the Operating Reserve Account until the total in the Operating Reserve Account is equal to $5 million. Amounts in the Operating Reserve Account may be used only for operating expenses of the Horseshoe Tunica Casino or to redeem Notes. Without limiting the generality of the foregoing, no amounts in the Operating Reserve Account may be used for capital expenditures or to make Investments except as permitted in the Senior Secured Credit Facility Note Purchase Agreement.




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               7. Events of Default; Remedies.

               7.1 Events of Default Defined; Acceleration of Maturity. If any of the following events ("Events of Default") shall occur and be continuing (for any reason whatsoever and whether it shall be voluntary or involuntary or by operation of law or otherwise):

               a. default shall be made in the payment of the principal of this Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, by mandatory redemption or otherwise;

               b. default shall be made in the payment of any interest on this Note when and as such interest shall become due and payable, and such default shall have continued for a period of thirty (30) days; or

               c. An "Event of Default," as defined in either the Senior Secured Credit Facility Note Purchase Agreement or the Indenture, shall have occurred and be continuing;

then upon the occurrence of any Event of Default, the Majority Noteholders by written notice to the Company, may declare the unpaid principal amount of all Notes to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by the Company hereunder, provided, during the existence of an Event of Default under clause
(a) or (b) of this Section 7.1 with respect to any Note, the Holder of such Note, by written notice to the Company, may declare such Note to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by the Company hereunder. If any Holder of any Note shall exercise the option specified in the proviso to the preceding sentence, the Company will forthwith give written notice thereof to the Holders of all other outstanding Notes and each such Holder (whether or not such notice is given or received), by written notice to the Company, may declare the principal of all Notes held by it to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by the Company hereunder.

               The provisions of this Section are subject, however, to the condition that if, at any time after any Note shall have so become due and payable, the Company shall pay all arrears of interest on such Note and all payments on account of the principal on such Note and any other amounts owing which shall have become due otherwise than by acceleration (with interest on such principal, and, to the extent permitted by law, on overdue payments of interest, at the rate specified in the Notes) and all Events of Default (other than nonpayment of principal of and accrued interest on Notes, due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to
Section 8, then, and in every such case, the Majority Noteholders, by written notice to the Company, may rescind and annul any such acceleration and its consequences; but no such action shall affect any subsequent Event of Default or impair any right consequent thereon.





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               8. Amendment and Waiver. a. Any term, covenant, agreement or condition of the Notes, with the consent of the Company may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Majority Noteholders; provided, however, that

               (i)    no such amendment or waiver shall

                      (x) reduce the principal of, or reduce the rate of or
               change the time for payment of interest on or any premium payable with respect to, any Note, or extend the maturity of any Note, without the consent of the Holder of each Note so affected, or

                      (y) modify any of the provisions of the Notes with respect to the payment or prepayment thereof, or reduce the percentage of Holders of Notes required to approve any such amendment or effectuate any such waiver, or amend this Section 8 without the consent of the Holders of all of the Notes at the time outstanding; and

               (ii) no such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon; and

provided, further, until the pledge of the Notes under the HG Note Assignment has been released, no action may be taken by the Majority Noteholders or at their direction or pursuant to their consent by the Company or the Majority Noteholders under the Notes without the consent of the pledgees under the HG Pledge Agreement.

               b. Any amendment or waiver pursuant to subsection (a) of this
Section 8 shall apply equally to all the Holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, in each case whether or not a notation thereof shall have been placed on any Note.

               c. So long as any outstanding Notes are owned by the Payee or any other Holder, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of the Notes unless each Holder of any Note (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of this Section 8 shall be delivered by the Company to each Holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered as set forth herein.





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               9. Notices. All notices and other communications provided for in this Note shall be in writing and delivered, telecopied or mailed, first class postage prepaid, addressed:

                    (i) if to the Company:

                        ROBINSON PROPERTY GROUP LIMITED PARTNERSHIP,
                        A MISSISSIPPI LIMITED PARTNERSHIP
                        1021 Casino Center Drive
                        Robinsonville, Mississippi 38664

                        Attention:    Chief Financial Officer

                   (ii) if to the Payee, at the address set forth on the first page of this Note or at such other address as the Payee may hereafter designate by notice to the Company, and

                  (iii) if to any other Holder of the Notes, at the address of such Holder as it appears on the note register.

        Any such notice or communication shall be deemed to have been duly given when delivered or telecopied and, if mailed, two days after deposit in the U.S. mail.

               10. Remedies Cumulative. No remedy herein conferred upon the Holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

               11. Definitions. Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below when used in this Note:

               "Affiliate" means (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with HG or any of its Subsidiaries (other than Horseshoe Club Operating Company, a Nevada corporation), including, without limitation, Jack Binion and Phyllis Cope, (ii) any spouse, immediate family member or other relative as any person described in clause (i) above, (iii) any trust in which any person described in clause (i) or (ii) above has a beneficial interest, and (iv) any trust established by any person described in clause (i) or (ii) above, whether or not such person has a beneficial interest in such trust. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, or (b) the beneficial ownership of 10% or more of any class of voting Capital of an entity, unless some other person beneficially owns a greater percentage of any class of voting Capital of such entity.




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               "Available Cash Flow" shall mean for any fiscal year the sum of pre-tax net income of the Company and the aggregate of depreciation, amortization and depletion of the Horseshoe Tunica Casino for such fiscal year, less the aggregate Permitted Tax Distributions of the Company for such fiscal year.

               "beneficial owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

               "Board of Managers" means, with respect to any person that is a limited liability company, the Board of Managers of such person, acting as a group, or any committee of the Board of Managers of such person authorized, with respect to any particular matter, to exercise the power of the Board of Managers.

               "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

               "Capital" means (i) with respect to any corporation, any and all shares of stock issued by that corporation and (ii) with respect to any other person, any partnership interest, joint venture interest, limited liability company member interest or other form of equity sharing or participation interest, as applicable.

               "Cash Flow Available for Redemption" shall mean for any fiscal year the remainder of Available Cash Flow for such fiscal year, less amounts credited to the Operating Reserve Account for such fiscal year.

               "Change of Control" means (i) prior to the completion of a bona fide underwritten initial public offering by HG, the failure at any time of Excluded Persons as a group to own and control at least 40% of the issued and outstanding Capital of HG; (ii) after the completion of a bona fide underwritten initial public offering by HG, the acquisition, in one or more transactions, of beneficial ownership by (A) any person or entity (other than an Excluded Person) or (B) any group of persons or entities (excluding any group in which Excluded Persons beneficially own in the aggregate at least 75% of the equity and voting interests beneficially owned by the group) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), in either case, of Capital of HG such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 30% or more of the Capital of HG then outstanding; provided, however, that no Change of Control shall be deemed to have occurred if
(A) Excluded Persons beneficially own, in the aggregate, at such time, a greater percentage of Capital of HG than such other person, entity or group or (B) at the time of such acquisition, Excluded Persons (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election, of a majority of the members




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of HG's Board of Managers; (iii) any merger or consolidation of HG with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of HG, on a consolidated basis, in one transaction or a series of related transactions, if immediately after giving effect to such transaction or transactions, any person or group (other than Excluded Persons or groups including Excluded Persons to the extent contemplated by clause (i) or (ii) above, whichever is then applicable) is or becomes the beneficial owner, directly or indirectly, of more than the percentage of the Capital of HG contemplated by clause (i) or (ii) above, whichever is then applicable; or (iv) during any period of 12 consecutive months after October 10, 1995, individuals who at the beginning of any such 12-month period constituted the Board of Managers of HG (together with any new managers whose election by such Board or whose nomination for election by the members of HG was approved by a vote of a majority of the managers then still in office who were either managers at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the managers of HG then in office.

               "Collateral Agent" means United States Trust Company of New York, as collateral agent for the holders of the Senior Notes.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

               "Excluded Person" means (a) HG or any Subsidiary of HG, (b) any employee benefit plan of HG or any trustee or similar fiduciary holding Capital of HG for or pursuant to the terms of any such plan, (c) Jack Binion, (d) Phyllis Cope and (e) members of the families and Affiliates (where the determination of whether a person is an Affiliate is made without reference to clause (b) of the definition of such term) of the foregoing persons.

               "Gaming Authority" means any Governmental Authority with the power to regulate gaming in any Gaming Jurisdiction, and the corresponding Governmental Authorities with the responsibility to interpret and enforce the laws and regulations applicable to gaming in any Gaming Jurisdiction.

               "Gaming Jurisdiction" means any Federal, state or local jurisdiction in which the Company or any entity in which the Company has a direct or indirect beneficial, legal or voting interest conducts casino gaming, now or in the future.

               "Gaming Law" means any law, rule, regulation or ordinance governing gaming activities (including, without limitation, the Mississippi Gaming Control Act, in each case including all amendments or modifications thereof), any administrative rules or regulations promulgated thereunder, and any of the corresponding statutes, rules and regulations in each Gaming Jurisdiction.

               "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States




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or a foreign government, any state, any province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

               "HG" means Horseshoe Gaming, L.L.C., a Delaware limited liability company.

               "HG Note Assignment" means the Note Assignment, executed as of October 10, 1995, by HG in favor of the holders of the Senior Secured Credit Facility Notes and the Collateral Agent, for the benefit of the holders of the Senior Notes.

               "Indenture" means the Indenture, dated as of October 10, 1995, among HG, the Company, as guarantor, and U.S. Trust Company of California, N.A., as trustee.

               "Investments" shall have the meaning set forth in the Senior Secured Credit Facility Note Purchase Agreement.

               "Majority Noteholders" means, at any time, the holders of a majority of the aggregate principal amount of Notes then outstanding.

               "Permitted Tax Distributions" shall have the meaning set forth in the Senior Secured Credit Facility Note Purchase Agreement.

               "Senior Notes" means the 12.75% Senior Notes due September 30, 2000, issued by HG, pursuant to Indenture.

               "Senior Secured Credit Facility Note Purchase Agreement" means the Senior Secured Credit Facility Note Purchase Agreement, dated as of October 10, 1995, among HG, the Company, as guarantor, and the purchasers named therein.

               "Senior Secured Credit Facility Notes" means the notes issued by HG pursuant to the Senior Secured Credit Facility Note Purchase Agreement.

               "Subsidiary" with respect to any person, means (i) any corporation, association or other business entity of which more than 50% of the total voting power of Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof). When used with respect to HG, "Subsidiary" shall be deemed to include any direct Subsidiary of HG and each indirect Subsidiary that is a direct Subsidiary of HG or one or more of its direct or indirect Subsidiaries. Notwithstanding the foregoing, no Unrestricted Subsidiary (as defined in the Senior Secured Credit Facility Note Purchase Agreement) shall be a Subsidiary of HG or any of its Subsidiaries.




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               "Tunica County Deed of Trust" means the Deed of Trust, Security
Agreement and Assignment of Leases and Rents, dated as of October 10, 1995, executed by the Company in favor of HG and the holders of the Senior Secured Credit Facility Notes, as the same may be amended from time to time in accordance with its terms.

               "Tunica County Preferred Ship Mortgage" means the preferred ship mortgage, executed by the Company in favor of HG and the holders of the Senior Secured Credit Facility Notes, as the same may be amended from time to time in accordance with its terms.

               "Tunica County Second Deed of Trust" means the Second Deed of Trust, Security Agreement and Assignment of Leases and Rents, dated as of October 10, 1995, executed by the Company in favor of HG and the Collateral Agent, for the benefit of the holders of the Senior Notes as the same may be amended from time to time in accordance with its terms.

               "Tunica County Second Security Agreement" means the financing statement and second security agreement, dated as of October 10, 1995, executed by the Company in favor of HG and the Collateral Agent, for the benefit of the holders of the Senior Notes , as the same may be amended from time to time in accordance with its terms.

               "Tunica County Second Ship Mortgage" means the Second Ship Mortgage, executed by the Company in favor of HG and the Collateral Agent, for the benefit of the holders of the Senior Notes, as the same may be amended from time to time in accordance with its terms.

               "Tunica County Security Agreement" means the financing statement and security agreement, dated as of October 10, 1995, executed by the Company in favor of HG and the holders of the Senior Secured Credit Facility Notes, as the same may be amended from time to time in accordance with its terms.

               "Vessel Trustee" means Chemical Trust Company of California, as vessel trustee for the holders of the Senior Secured Credit Facility Notes with respect to the Tunica County Preferred Ship Mortgage.

               12. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

               13. Severability. If any provision of this Note shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the provisions hereof and this Note shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

               14.    Miscellaneous.

               a. Payments of all amounts owing under this Note are to be made at the address of the Payee stated on the first page of this Note or at such other address as the Holder of




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this Note may designate from time to time in writing. Any payment date occurring on any day other than a Business Day shall be deemed to be the next succeeding Business Day.

               b. The Company promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Company hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.



                                   ROBINSON PROPERTY GROUP LIMITED
                                   PARTNERSHIP,
                                   a Mississippi Limited Partnership

                                   By: Horseshoe GP, Inc., its General Partner


                                   By:     ____________________________________
                                   Name:   Walter J. Haybert
                                   Title:  Treasurer






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